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                                                                    EXHIBIT 99.1

                          LINE OF CREDIT AUTHORIZATION

Borrower: Broadview Media, Inc.   Lender: Terry Myhre
          4455 W. 77th Street                      Minnesota School of Business
          Edina, MN 55435                          1401 W. 76th Street
                                                   Richfield, MN 55423
                                                   Phone: 612-861-2000
                                                   Fax: 612-798-4470
                                                   E-mail: tmyhre@msbcollege.edu

LOAN TYPE. This is a Fixed Rate Nondisclosable Revolving Line of Credit Loan to a Corporation for $500,000.00 due on April 30, 2007. The interest rate is a fixed rate of 5.5%. This is an unsecured renewal loan.

PRIMARY PURPOSE. The Primary Purpose of this loan is for: Business Purposes.

SPECIFIC PURPOSE. The specific purpose of this loan is: An Express Revolving Line of Credit.

DISBURSEMENT INSTRUCTIONS. Borrower understands that no loan proceeds will be disbursed until all of Lender's conditions for making the loan have been satisfied. Please disburse the loan proceeds of $500,000.00 at the request of the borrower.

FINANCIAL CONDITION. BY SIGNING THIS AUTHORIZATION, BORROWER REPRESENTS AND WARRANTS TO LENDER THAT THE INFORMATION PROVIDED ABOVE IS TRUE AND CORRECT AND THAT THERE HAS BEEN NO MATERIAL ADVERSE CHANGE IN BORROWER'S FINANCIAL CONDITION AS DISCLOSED IN BORROWER'S MOST RECENT FINANCIAL STATEMENT TO LENDER. THIS AUTHORIZATION IS DATED JUNE 28, 2006.

BORROWER:                               LENDER:

BROADVIEW MEDIA, INC.                   TERRY MYHRE


BY:                                     BY:
    ---------------------------------       ------------------------------------
    MARK WHITE/CHIEF OPERATING OFFICER      TERRY MYHRE/MN SCHOOL OF BUSINESS


BY:
    ------------------------------------
    H. MICHAEL BLAIR/CHIEF FINANCIAL OFFICER